UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2006

WYETH

(Exact name of registrant as specified in its charter)

Delaware	1-1225	13-2526821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, N.J.	07940
(Address of Principal Executive Offices)	(Zip Code)

(973) 660-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 27, 2006, Wyeth announced the promotions of two senior executives, Bernard Poussot and Kenneth J. Martin, effective immediately.

Mr. Poussot, age 54, was elected by Wyeth’s Board of Directors to the position of President and Vice Chairman of Wyeth. The position of President was previously held by Robert Essner, Wyeth’s Chairman and Chief Executive Officer. Mr. Poussot served as Executive Vice President of Wyeth and President, Wyeth Pharmaceuticals since June 2002. Mr. Poussot was Senior Vice President of Wyeth and President, Wyeth Pharmaceuticals from January 2001 to June 2002. Mr. Poussot will now chair Wyeth’s Operations Committee and will remain a member of Wyeth’s Management, Law/Regulatory Review and Human Resources and Benefits Committees.

Kenneth J. Martin, age 52, was elected by Wyeth’s Board of Directors to the position of Chief Financial Officer and Vice Chairman of Wyeth. Mr. Martin served as Executive Vice President and Chief Financial Officer of Wyeth since June 2002. Mr. Martin was Senior Vice President and Chief Financial Officer of Wyeth from February 2000 to June 2002. Mr. Martin will remain a member of Wyeth’s Management, Law/Regulatory Review, Operations, Human Resources and Benefits and Retirement Committees.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 27, 2006, Wyeth’s Board of Directors approved amendments to the Company’s By-laws. Among other changes relating to the election of officers described above, these amendments provide that the Board of Directors may designate one or more officers, who shall not be directors unless otherwise prescribed by the Board of Directors, to the executive office of Vice Chairman, such officers, if any, to hold their offices for such terms and to perform such duties and exercise such powers as are delegated to them pursuant to the By-laws.

A copy of Wyeth’s By-Laws, as amended, is attached hereto as Exhibit 3.2.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits.

3.2	By-Laws of Wyeth, as amended through April 27, 2006.

99.1	Press Release, dated April 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2006	WYETH

	By:	/s/ Eileen M. Lach
	Name:	Eileen M. Lach
	Title:	Vice President, Corporate Secretary and Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Description

3.2	By-Laws of Wyeth, as amended through April 27, 2006.
99.1	Press Release, dated April 27, 2006.